 Amendment no. 3 to DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT (this “Amendment”), made this 13th day of December, 2022 (the “Amendment Effective Date”), by and among The Advisors’ Inner Circle Fund II, a Massachusetts business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS:

1.	The Trust and the Distributor entered into a Distribution Agreement, dated as of January 28, 1993, and amended and restated as of November 15, 2005 (as emended from time to time, the “Agreement”), pursuant to which, among other things, the Distributor agreed to serve as the distributor of each portfolio of the Trust (each a “Fund” and collectively, the “Funds”) and for such additional Funds that the Trust may create; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement “ETF”, and “Mutual Fund” are hereby added as new defined terms in the Agreement as follows:

“ETF” means a Fund of the Trust which is listed and traded on a securities exchange.

“Mutual Fund” means an open-end Fund of the Trust which is not listed on a securities exchange.

2.	WHEREAS Clauses. The WHEREAS clauses of the Agreement are hereby deleted in their entirety and replaced as follows:

“WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of series of exchange-traded-funds (each an “ETF”) and mutual funds (each a “Mutual Fund” and together with the ETFs, each a “Fund” and collectively, the “Funds”) as established from time to time, and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Trust intends to create and redeem groups of Shares of each ETF on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in each ETF’s Registration Statement);

WHEREAS, the Shares of each ETF will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each ETF, hold itself available to receive and process orders for such Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units; and

WHEREAS, the Trust wishes to retain the Distributor to serve as distributor to each Mutual Fund, and for such additional classes or Mutual Funds that the Trust may issue, on the terms and conditions set forth below.”

3.	Section 5 (Agreements with Financial Intermediaries). Section 5 (Agreements with Financial Intermediaries) is hereby deleted in its entirety and replaced with a new Section 5 (Agreements with Authorized Participants and Financial Intermediaries) as follows:

SECTION 5 AGREEMENTS WITH AUTHORIZED PARTICIPANTS AND FINANCIAL INTERMEDIARIES

The Distributor will enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants selected by the Trust for the creation and redemption of Creation Units of an ETF. Each authorized participant shall be a registered broker/dealer, a clearing agency registered with the SEC or a participant in the system for book-entry of the Depository Trust Company. Each Authorized Participant Agreement will include such terms and conditions as the Distributor will deem necessary or appropriate from time to time.

The Distributor will have the right to enter into agreements with financial intermediaries of its choice for the sale of Shares of Mutual Funds and to fix therein the portion of the sales charge, if any, that may be allocated to the financial intermediaries on such terms and conditions as the Distributor will deem necessary or appropriate. Shares sold to financial intermediaries will be for resale by such intermediaries only at the public offering price set forth in the applicable Prospectus or as otherwise permissible under the federal and state securities laws. With respect to financial intermediaries who are acting as brokers or dealers within the United States, the Distributor will offer and sell Shares, as agent for the Trust, only to such financial intermediaries who are members in good standing of FINRA. The Trust acknowledges that Distributor may act as the Trust’s agent for transmitting, or arranging for transmission of, distribution and/or shareholder servicing fees to be paid to financial intermediaries in accordance with arrangements between the Trust and such financial intermediaries.

4.	Schedule A (List of Services). Schedule A (List of Services) is hereby amended to add a new bullet to the end of the “Industry Agreement Services Section” as follows:

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement

5.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

6.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

7.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Distributor of the Funds and each of their respective permitted successors and assigns.

8.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

DISTRIBUTOR:		TRUST:

SEI INVESTMENTS DISTRIBUTION CO.		THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Jason McGhin	By:	/s/ Eric Griffith
Name:	Jason McGhin	Name:	Eric Griffith
Title:	Vice President	Title:	Vice President and Assistant Secretary

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